Exhibit 14

            Code of Business Conduct and Ethics

Introduction

This Code of Ethics (the "Code") embodies the commitment of Surge Components, Inc. and its subsidiaries (the "Company") to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of our Board of Directors are expected to adhere to those principles and procedures set forth in this Code that apply to them. We also expect the consultants we retain generally to abide by this Code. (For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, Section I of this Code shall be our code of ethics for Senior Financial Officers (as defined below).)
"Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do, both in their work for the Company and in their personal lives." Each employee, consultant and director should also read and be familiar with the portions of the Company Policy Manual (the "Policy Manual") applicable to such employee, consultant or director, which Policy Manual is not part of this Code.

SECTION I

A. Compliance and Reporting
Employees and directors should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or director who becomes aware of any existing or potential violation of this Code should promptly notify, in the case of employees, an appropriate contact listed in the Policy Manual and, in the case of directors and the Chief Executive Officer, the Chief Financial Officer and the Principal Accounting Officer (the "Senior Financial Officers"), a member of the Company's Audit Committee (we refer to such contacts as "Appropriate Ethics Contacts"). The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.
Any questions relating to how these policies should be interpreted or applied should be addressed to an Appropriate Ethics Contact.

B. Personal Conflicts of Interest
A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the Company. Personal conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.
Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, to the extent possible, be avoided.
Any employee or director who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an Appropriate Ethics Contact.

C. Public Disclosure
It is the Company's policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All employees and directors who are involved in the company's disclosure process, including the Senior Financial Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any employee or director who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.


D. Compliance with Laws, Rules and Regulations
It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules and regulations. The Policy Manual provides guidance as to certain of the laws, rules and regulations that apply to the Company's activities. Generally, it is both illegal and against Company policy for any employee or director who is aware of material nonpublic information relating to the Company to buy or sell any securities of the Company, or recommend that another person buy, sell or hold the securities of the Company.
Any employee or director who is uncertain about the legal rules involving his or her purchase or sale of any Company securities should consult with an Appropriate Ethics Contact before making any such purchase or sale.

SECTION II

A. Corporate Opportunities
Employees and directors owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. Employees and directors are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees and directors are prohibited from using corporate property, information or position for personal gain or competing with the Company.
Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for our employees and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand through the Appropriate Ethics Contact.


B. Confidentiality
In carrying out the Company's business, employees and directors often learn confidential or proprietary information about the Company. Employees and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. Employees and directors should refer to the policies set forth in the Policy Manual for more detailed guidance on this topic.

C. Fair Dealing
We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee and director should endeavor to deal fairly with the Company's clients, service providers, suppliers, competitors and employees.
No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

D. Equal Employment Opportunity and Harassment
Our focus in personnel decisions is on merit and contribution to the Company's success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual's terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

E. Protection and Proper Use of Company Assets
All employees should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only.

SECTION III

Waivers of This Code
From time to time, the Company may waive certain provisions of this Code. Any employee or director who believes that a waiver may be called for should discuss the matter with an Appropriate Ethics Contact. Waivers for executive officers (including Senior Financial Officers) or directors of the Company may be made only by the Board of Directors or a committee of the Board.